JOINT VENTURE AGREEMENT

This Joint Venture Agreement (this “Agreement”) is made and entered into as of July 11, 2019 (the “Execution Date”), by and between NY – SHI, LLC, a New York limited liability company, with its principal place of business located at 1345 Avenue of the Americas New York, NY 10105 (“NY – SHI”), EWSD I LLC dba SHI Farms, a Delaware limited liability company, with its principal place of business located at 7887 East Belleview Ave., Suite 1100, Denver, Colorado 80111 (“SHI Farms”), NY Hemp Depot LLC, a Nevada limited liability company and wholly-owned subsidiary of Canbiola, with its principal place of business located at 960 S. Broadway, Ste 120, Hicksville, NY 11801 (“Canbiola Sub”), and CANBIOLA, INC., a Florida corporation with its principal place of business located at 960 South Broadway, Suite 120, Hicksville, New York 11801 (“Canbiola”). NY – SHI, SHI Farms, Canbiola Sub, and Canbiola are referred to herein individually as a “Party” and, collectively, the “Parties.”

RECITALS

WHEREAS, NY – SHI has technical expertise and growing technology in the industrial hemp industry and holds a license from the New York State Department of Agriculture and Markets that permits the growth of industrial hemp (the “Cultivating License”);

WHEREAS, SHI Farms has entered into a Partner Farm Agreement and Supply Agreement with Mile High Labs (“MHL”), a copy of each of which is attached hereto as Exhibit A and Exhibit B, respectively, pursuant to which SHI Farms has agreed to deliver agricultural products and provide a physical location to MHL to operate a processing facility in Pueblo, Colorado, to produce high quality hemp oil isolate and distillate from industrial hemp biomass;

WHEREAS, NY – SHI and Canbiola Sub desire to enter into a joint venture for the purpose of jointly implementing a business model referred to as the “Depot Model” (the “Joint Venture”) to aggregate and purchase fully-grown, harvested industrial hemp from third-party farmers (“Farmers”) in the State of New York to be processed in a Processing Facility;

WHEREAS, Canbiola Sub was formed to manage the day-to-day operations of the Joint Venture, including the operation of the NY Hemp Depot Facility (as hereinafter defined);

WHEREAS, (i) Canbiola Sub has agreed, among other things, to provide certain funds to NY – SHI, to secure a building for the operation of the Joint Venture (the “Building”), and to manage and direct the operation of the Joint Venture; (ii) Canbiola has agreed to issue to NY – SHI the shares of Canbiola Stock; and (iii) NY – SHI has agreed, among other things, to provide technical expertise to the Joint Venture, to sell certain products to the Joint Venture (that may include feminized hemp seeds and/or clone plants) for the growth and cultivation of industrial hemp by the Farmers, and to provide hands-on experience to assist in the development of the Farmers for the Depot Model; and

WHEREAS, NY – SHI and Canbiola Sub propose to conduct the business operations of the Joint Venture as set forth in, subject to, and under the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, and for such other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

AGREEMENT

1. Definitions. The following terms used in this Agreement have the meanings ascribed to them below (unless otherwise expressly provided herein):

“10 Basis Point Payments” has the meaning set forth in Section 3(a)(iv).

“Affiliate” means, with respect to any Person, any Person directly or indirectly Controlling, Controlled by, or under common Control with such other Person.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Law” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, judgment, writ, injunction, decree, or other official act of or by any Governmental Authority.

“Authorized Representatives” has the meaning set forth in Section 5(c)(i).

“Building” has the meaning set forth in the Recitals.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in the State of New York are authorized or required by law to close.

“Business Scope” has the meaning set forth in Section 2(c).

“Canbiola” has the meaning set forth in the Preamble.

“Canbiola Common Stock” means shares of common stock, no par value, of Canbiola.

“Canbiola Indemnified Parties” has the meaning set forth in Section 8(b)(i).

“Canbiola Cash” has the meaning set forth in Section 3(a)(i).

“Canbiola Stock” has the meaning set forth Section 3(a)(ii).

“Canbiola Stock Price” means the volume weighted average price of the Canbiola Common Stock for the ten (10) Business Days prior to the Closing Date.

“Canbiola Sub” has the meaning set forth in the Preamble.

“Change of Control” means with respect to a Party, a change of the Person that has Control, directly or indirectly, of that Party.

“Closing” has the meaning set forth in Section 6(a).

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“Closing Date” has the meaning set forth in Section 6(a).

“Confidential Information” has the meaning set forth in Section 5(c)(i).

“Continuing Party” has the meaning set forth in Section 10(c).

“Contracts” means all written or oral contracts, agreements, leases, licenses, commitments (including outstanding bids and proposals), sales and purchase orders, and any other legally binding arrangement.

“Control,” “Controlling,” or “Controlled” means the ownership of more than 50% of the equity interests of a Person, or the right, contractual or otherwise, to control the management and operations of a Person.

“Covered Employee” has the meaning set forth in Section 5(i).

“Cultivating License” has the meaning set forth in the Recitals.

“Direct Operational Costs” means those costs and expenses incurred in connection with Joint Venture’s operations, including, without limitation, those costs and expenses directly related to the operational development of the Joint Venture, management of the Joint Venture, costs paid to Farmers for the Product, and the handling, shipping, and administrative fees of the Joint Venture, all of which shall be paid from the Joint Venture prior to the distribution of Gross Profits. Direct Operational Costs exclude (i) any and all corporate allocations of overhead, salaries, and costs other than those directly associated with the management and maintenance of the Joint Venture, (ii) directors or outside fees of the Parties not directly relating to operational necessity of the Joint Venture, (iii) owner or manager distributions of any kind made by the Parties (other than distributions of Gross Profits pursuant to Section 3(b)), and (iv) any expenses, costs, or fees related to the foregoing.

“Encumbrance” means, with respect to any property, any mortgage, lien, pledge, charge, security interest, restriction, preemptive, preferential, or similar purchase rights, hypothecation, and/or encumbrances of any kind, title defect, easement, or invalidity of leasehold interests in respect of such property.

“Excluded Liabilities” means (i) any indebtedness of the Parties; (ii) any Damages related or attributable to any business of the Parties other than the Joint Venture; and (iii) any Damages related or attributable to the businesses of the Parties conducted prior to the Closing Date.

“Execution Date” has the meaning set forth in the Preamble.

“Farmer Recruitment Services” means the recruitment of Farmers to grow and cultivate industrial hemp for sale to the Joint Venture.

“Farmers” has the meaning set forth in the Recitals.

“Governmental Authority” means (i) any foreign or domestic, federal, territorial, state, or local governmental authority; (ii) quasi-governmental authority, instrumentality, court, commission, or tribunal; (iii) any regulatory, administrative, or other agency; or (iv) any political or other subdivision, department, or branch of any of the foregoing.

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“Gross Profits” has the meaning set forth in Section 2(b)(ii).

“Gross Revenue” means all revenue generated by the Joint Venture including, without limitation, all revenue from the sale of the Product to a Processing Facility and the sale of hemp oil isolate and distillate from the industrial hemp biomass.

“Indemnified Party” means the Party and/or other Persons having the right to be indemnified with respect to Liabilities by the Indemnifying Party.

“Indemnifying Party” has the meaning set forth in Section 8(d)(i).

“Indemnity Deductible” has the meaning set forth in Section 8(c)(i).

“Individual Indemnity Threshold” has the meaning set forth in Section 8(c)(i).

“Joint Venture” has the meaning set forth in the Recitals.

“Knowledge” with respect to a Person, means after reasonable due diligence and due inquiry, (i) with respect to NY – SHI, the knowledge of Thomas Gallo, President of NY – SHI; and (ii) with respect to Canbiola Sub or Canbiola, the knowledge of the following individual: Marco Alfonsi.

“Liabilities” means any and all claims, obligations, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines, costs, and expenses, including any reasonable attorneys’ and experts’ fees, legal, or other expenses incurred in connection therewith, including, without limitation, liabilities, costs, losses, and damages for personal injury, death, property damage, or environmental damage.

“Liquidator” has the meaning set forth in Section 11(c).

“Material Adverse Effect” means, with respect to any event, occurrence, or condition, or series of events, occurrences, or conditions, a material adverse effect on the operations, property, or financial condition of the affected business or entity taken as a whole.

“MHL” has the meaning set forth in the Recitals.

“NY Hemp Depot Facility” has the meaning set forth in Section 2(b).

“NY – SHI” has the meaning set forth in the Preamble.

“Party” or “Parties” has the meaning set forth in the Recitals.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

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“Permitted Encumbrance” means any (i) Encumbrance that would not have a Material Adverse Effect; (ii) Encumbrance for taxes not yet due and payable or that is being contested in good faith by appropriate procedures; (iii) zoning, entitlement, conservation restriction, and other land use and environmental regulations by Governmental Authorities that do not materially interfere with the present or proposed use of the applicable property or asset; (iv) covenants, conditions, restrictions, easements, charges, rights-of-way, and similar Encumbrances that do not materially impair the current or proposed use of the applicable property or asset; or
(v) Encumbrances that would be disclosed by an accurate survey or inspection of real property that do not materially impair the occupancy or use of the real property they encumber.

“Processing Facility” shall mean any processing facility chosen by NY – SHI to process the Product from the NY Hemp Depot. It may include, but shall not be limited to, the processing facility in Pueblo, Colorado (known as the “Monster”), the machinery of which is owned and operated by or on behalf of MHL and the real property on which the machinery is located is owned by or on behalf of SHI Farms.

“Product” has the meaning set forth in Section 2(a).

“Restricted Person” has the meaning set forth in Section 5(i).

“SHI Farms” has the meaning set forth in the Recitals.

“SHI Indemnified Parties” has the meaning set forth in Section 8(b)(iii).

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third-Party Claim” has the meaning set forth in Section 8(d)(i).

“Transition Notice” has the meaning set forth in Section 10(b).

“Transition Period” has the meaning set forth in Section 10(c).

2. Purpose and Business.

(a) Purpose of Joint Venture. NY – SHI and Canbiola Sub hereby agree jointly to develop a business model referred to as the “Depot Model” and to combine their complementary skills, resources, and efforts to form the Joint Venture. The purpose of the Joint Venture is to aggregate and purchase fully-grown, harvested industrial hemp (the “Product”) from Farmers in the State of New York to be processed at a Processing Facility.

(b) Location and Conduct of Business. Canbiola Sub shall secure the Building on behalf of the Joint Venture in the State of New York to house certain of the operations of the business of the Joint Venture (the “NY Hemp Depot Facility”). The Building will be owned by Canbiola Sub or its designee. In the event that the Building is sold or leased at any time whether before or after the expiration or termination of this Agreement, NY – SHI shall receive proceeds from such transaction in accordance with the allocated provided in Section 3(b)(i), subject only to Canbiola Sub’s receipt of the equivalent of the Canbiola Cash that it paid pursuant to Section 3(a)(i). The physical aspects of the business contemplated by this Agreement will be substantially conducted at the NY Hemp Depot Facility, or at such other places or locations as
NY – SHI and Canbiola Sub may determine.

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(c) Scope of Joint Venture. The Joint Venture shall be engaged in the business of aggregating and purchasing fully-grown, harvested industrial hemp from Farmers in the State of New York to be processed at a Processing Facility. NY – SHI and Canbiola Sub agree jointly to seek Farmers to grow and cultivate the industrial hemp in the State of New York for the Joint Venture (with an initial target of 200 to 400 acres under contract with Farmers for the year 2020), for which the Farmers will be paid on a per-pound basis, depending on the percentage potency of the Product (as more fully described in the model set forth in Exhibit C, attached hereto, which includes assumptions relating to revenues, costs, and potency of CBD for the Depot Model and does not guarantee any specific results). In addition, the Joint Venture may sell to the Farmers feminized hemp seeds, clone plants, and additional materials required to grow and cultivate industrial hemp and provide to the Farmers the initial training reasonably required for them to be able to grow industrial hemp and maximize CBD potency. The business and purpose of the Joint Venture described in this Section 2(c) is referred to in this Agreement as the “Business Scope.” Canbiola Sub will manage and operate the Joint Venture in accordance with the terms of this Agreement.

(d) Responsibilities of NY – SHI and Canbiola Sub.

(i) NY – SHI shall be responsible for providing to the Joint Venture (A) technical expertise regarding the growth and cultivation of industrial hemp, (B) growing technology and expertise to grow, cultivate, and harvest industrial hemp, including the initial training of Farmers to grow industrial hemp and maximize CBD potency, (C) the Cultivating License, which shall be amended to add the NY Hemp Depot Facility once the NY Hemp Depot Facility location is obtained by Canbiola Sub, and (D) Farmer Recruitment Services. NY – SHI agrees to sell certain products to the Joint Venture, including feminized hemp seeds and/or clone plants, at the prevailing market price for such products at the time of the sale.

(ii) Canbiola Sub shall be responsible for providing to the Joint Venture (A) location services in connection with it securing the Building for the NY Hemp Depot Facility, (B) management and direction of the day-to-day operations of the Joint Venture, and (C) Farmer Recruitment Services.

(e) Management of the Joint Venture. The day-to-day operations of the Joint Venture shall be managed by Canbiola Sub. Canbiola Sub shall have full and complete discretion to manage and control the business and affairs of the Joint Venture, to make all decisions affecting the business and affairs of the Joint Venture, and to take all such actions as it deems necessary or appropriate to accomplish the purposes of the Joint Venture. The actions of Canbiola Sub taken in accordance with the provisions of this Agreement shall bind the Joint Venture.

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(f) Actions Requiring Unanimous Approval of NY – SHI and Canbiola Sub. Notwithstanding the management obligations of Canbiola Sub pursuant Section 2(e), without the approval of each of NY – SHI and Canbiola Sub, neither the Joint Venture nor any Party acting individually on behalf of the Joint Venture shall do, or shall enter into any commitment to do, any of the following:

(i) Amend, modify, or waive the terms of this Agreement, whether temporarily or permanently;

(ii) Make any material change to the Business Scope or enter into any other business not contemplated by this Agreement;

(iii) Take any action that is in contravention of this Agreement that is not apparent on its face required to carry out the ordinary course of business of the Joint Venture as defined by the Business Scope or that would make it impossible to carry out the ordinary course of business of the Joint Venture as defined by the Business Scope;

(iv) Incur any indebtedness, pledge or grant liens on any assets, or guarantee, assume, endorse, or otherwise become responsible for the obligations of any other Person;

(v) Obligate the Joint Venture for borrowed money (including by guaranteeing or giving an indemnity with respect to the obligation of any other Person) or other financing in excess of Twenty Thousand Dollars ($20,000.00), enter into any contract or series of related contracts, either obligating the Joint Venture, or under which another Person becomes obligated to the Joint Venture, for in excess of Twenty Thousand Dollars ($20,000), or create or permit to exist any Encumbrance upon any property of the Joint Venture that secures debt or other obligations with an aggregate value in excess of Twenty Thousand Dollars ($20,000.00);

(vi) Enter into or effect any transaction or series of related transactions involving the sale, lease, license, exchange, or other disposition (including by merger, consolidation, sale of equity, or sale of assets) by the Joint Venture of any assets, other than sales of inventory in the ordinary course of business consistent with past practice and with the Business Scope;

(vii) Enter into or effect any transaction or series of related transactions involving the purchase, exchange, or other acquisition (including by merger, consolidation, acquisition of equity, or acquisition of assets) by the Joint Venture of any material assets and/or equity interests of any Person, other than in the ordinary course of business consistent with the Business Scope, in excess of Twenty Thousand Dollars ($20,000.00) in any calendar year;

(viii) Purchase or acquire any real property in excess of Twenty Thousand Dollars ($20,000.00);

(ix) Sell any real property owned by the Joint Venture in excess of Twenty Thousand Dollars ($20,000.00);

(x) Make an assignment for the benefit of creditors of the Joint Venture;

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(xi) Confess any judgment against the Joint Venture or settle any lawsuit, action, dispute, or other proceeding or otherwise assume any liability with a value in excess of Twenty Thousand Dollars ($20,000.00) or agree to the provision of any equitable relief against the Joint Venture;

(xii) Terminate the Joint Venture; or

(xiii) Reinstate the Joint Venture after termination.

3. Transactions and Closing.

(a) Canbiola Cash; Canbiola Stock; Other Actions. Upon the terms set forth in this Agreement:

(i) Upon the execution of this Agreement, Canbiola Sub shall deliver to NY – SHI a cash payment of Five Hundred Thousand Dollars ($500,000.00) (the “Canbiola Cash”).

(ii) Within thirty (30) days of the Closing Date; provided that the Cultivating License has been amended to add the NY Hemp Depot Facility, Canbiola shall issue and deliver to NY – SHI the aggregate number of restricted shares of Canbiola Common Stock (rounded up to the nearest whole share) equal to the quotient of (A) Five Hundred Thousand Dollars ($500,000.00), divided by (B) the Canbiola Stock Price (collectively, the “Canbiola Stock”).

(iii) NY – SHI shall (A) upon the execution of this Agreement, provide a copy of the Cultivating License to Canbiola Sub; and (B) once the NY Hemp Depot Facility location has been secured by Canbiola Sub, complete a Hemp Growers Amendment Application to add the NY Hemp Depot Facility to the Cultivating License.

(iv) SHI Farms hereby grants Canbiola Sub an irrevocable interest in and to the “10 Basis Point Payments,” as further described in Exhibit D attached hereto (which is a model containing various assumptions and does not guarantee any specific results), to Canbiola within thirty (30) days following SHI Farms’ receipt from MHL of the one and one-half percent (1.5%) payments due to SHI Farms in connection with its agreements with MHL. SHI Farms will provide Canbiola statements accounting for the amount being received by Canbiola. Canbiola shall have the authority to, at its own expense, review and/or audit the books and records of SHI Farms relating to payments received by MHL and the payments to Canbiola. The 10 Basis Point Payments will terminate upon the expiration, including all extensions and renewals, or termination of the Partner Farm Agreement and Supply Agreement with MHL. Notwithstanding the foregoing, nothing in this Section 3(a)(iv) obligates the Joint Venture to send Product to be processed at the Monster, and the Joint Venture may utilize any Processing Facility for the processing and extraction of the Product.

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(b) Distributions of Gross Profits.

(i) Commencing on the Closing Date and ending on the termination of the Joint Venture, all of the Gross Profits (as hereinafter defined) from the Joint Venture shall be distributed quarterly in arrears with the first distribution being made on March 31, 2020, in the following percentages:

Member of Joint Venture	Distribution Percentages
Canbiola Sub	70%
NY – SHI	30%

(ii) For purposes of this Agreement, “Gross Profits” shall mean (A) the Gross Revenue from the Joint Venture less (B) Direct Operational Costs.

(iii) All Direct Operational Costs of the Joint Venture shall be paid by the Joint Venture out of the bank account established by Canbiola Sub for the Joint Venture; provided, however, in the event that the Joint Venture does not have sufficient funds to cover Direct Operational Costs, such costs shall be borne by Canbiola Sub as a reimbursable advance. Any customary expenses incurred by NY – SHI or Canbiola Sub for the benefit of the Joint Venture to fulfill the obligations, roles, and responsibilities of NY – SHI or Canbiola Sub to the Joint Venture shall be reimbursed by the Joint Venture.

(c) Sale of Isolate to Canbiola Sub. SHI Farms hereby agrees that, during the term of the Joint Venture, it will sell isolate that was processed at the Production Facility to Canbiola or its designated Affiliate at the cost of processing the isolate from biomass in accordance with such other terms as are customary between SHI Farms and its customers. For purposes of this Section 3(c), “cost of processing” shall mean the actual cost of the biomass plus the cost of processing the biomass at the Production Facility, net of any commissions, fees, and overhead of SHI Farms in connection with the processing of the biomass and the sale of the isolate to Canbiola Sub. SHI Farms acknowledges and agrees that the ability for Canbiola to purchase isolate at cost is a material consideration for its entry into this Agreement.

4. Representations and Warranties.

(a) Representations and Warranties of NY – SHI. NY – SHI represents and warrants to Canbiola Sub and Canbiola as of the Execution Date and as of the Closing Date, as follows:

(i) Good Standing and Qualification. NY – SHI is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of New York and has the requisite power and authority to own, lease, and operate its assets and properties and to carry on its business as it is now being conducted. NY – SHI is qualified to transact business and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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(ii) Authority. NY – SHI has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by NY – SHI of its obligations hereunder, and the consummation of the transactions provided for herein have been duly and validly authorized by all necessary limited liability company action on the part of NY – SHI. This Agreement has been duly and validly executed and delivered by NY – SHI and, assuming due execution and delivery by each of the other Parties, is legal, valid, and binding with respect to NY – SHI and is enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, or similar Applicable Laws affecting creditors’ rights generally.

(iii) Absence of Restrictions and Conflicts; Consents. The execution, delivery, and performance by NY – SHI of this Agreement and the consummation of the transactions contemplated hereby will not (A) conflict with or result in a breach of any provisions of the organizational documents of NY – SHI; (B) result in a material default or the creation of any Encumbrance (except for Permitted Encumbrance) or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any material note, bond, mortgage, indenture, license, or other material Contract to which NY – SHI is a party or by which NY – SHI may be bound; or (C) violate any Applicable Law in any material respect applicable to NY – SHI.

(iv) License. NY – SHI holds a Cultivating License with the New York State Department of Agriculture and Markets that is valid for a term of three (3) years and permits the growth of industrial hemp. To the Knowledge of NY – SHI, there is no condition, state of event, claim, or development that is reasonably expected to impact the amendment of the Cultivating License to include the NY Hemp Depot Facility.

(v) Litigation. There is no claim, litigation, action, suit, proceeding, investigation, or inquiry by any Person or before any Governmental Authority pending of which NY – SHI has received notice or service or, to the Knowledge of NY – SHI, threatened against NY – SHI, that would, individually or in the aggregate, have a Material Adverse Effect on the ability of NY – SHI to perform its respective obligations under this Agreement or the transactions contemplated hereby.

(vi) Brokers, Finders, and Investment Bankers. Neither NY – SHI nor any officer, director, manager, employee, or Affiliate thereof, has employed any broker, finder, or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, or finders’ fees in connection with the transactions contemplated by this Agreement.

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(vii) Securities Representations. NY – SHI acknowledges and agrees that the shares of Canbiola Stock to be issued hereunder are considered “restricted securities,” as that term is defined in Rule 144 under the Securities Act of 1933, and are being acquired for account of NY – SHI and not with a view towards distribution. NY – SHI has, by reason of its business and financial experience, such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that it is capable of (A) evaluating the merits and risks of an investment in the Canbiola Common Stock and making an informed investment decision; (B) protecting its own interest; and (C) bearing the economic risk of such investment for an indefinite period of time. NY – SHI has had opportunity to ask questions of and receive answers from Canbiola regarding its business and Canbiola Common Stock.

(viii) Compliance with Laws. NY – SHI is in material compliance with all Applicable Laws relating to (i) NY – SHI’s obligations under this Agreement and (ii) the business of NY – SHI to the extent relating to the Business Scope.

(b) Representations and Warranties of SHI Farms. SHI Farms represents and warrants to Canbiola Sub and Canbiola as of the Execution Date and as of the Closing Date, as follows:

(i) Good Standing and Qualification. SHI Farms is a limited liability company formed, validly existing, and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease, and operate its assets and properties and to carry on its business as it is now being conducted. SHI Farms is qualified to transact business and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii) Authority. SHI Farms has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by SHI Farms of its obligations hereunder, and the consummation of the transactions provided for herein have been duly and validly authorized by all necessary limited liability company action on the part of SHI Farms. This Agreement has been duly and validly executed and delivered by SHI Farms and, assuming due execution and delivery by each of the other Parties, is legal, valid, and binding with respect to SHI Farms and is enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, or similar Applicable Laws affecting creditors’ rights generally.

(iii) Absence of Restrictions and Conflicts; Consents. The execution, delivery, and performance by SHI Farms of this Agreement and the consummation of the transactions contemplated hereby will not (A) conflict with or result in a breach of any provisions of the organizational documents of SHI Farms; (B) result in a material default or the creation of any Encumbrance (except for Permitted Encumbrance) or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any material note, bond, mortgage, indenture, license, or other material Contract to which SHI Farms is a party or by which SHI Farms may be bound; or (C) violate any Applicable Law in any material respect applicable to SHI Farms.

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(iv) Litigation. There is no claim, litigation, action, suit, proceeding, investigation, or inquiry by any Person or before any Governmental Authority pending of which SHI Farms has received notice or service or, to the Knowledge of SHI Farms, threatened against SHI Farms, that would, individually or in the aggregate, have a Material Adverse Effect on the ability of SHI Farms to perform its respective obligations under this Agreement or the transactions contemplated hereby.

(v) Compliance with Laws. SHI Farms is in material compliance with all Applicable Laws relating to (i) SHI Farms’ obligations under this Agreement and (ii) the business of SHI Farms to the extent relating to the Business Scope.

(c) Representations and Warranties of Canbiola Sub and Canbiola. Canbiola Sub and Canbiola, jointly and severally, hereby represent and warrant to NY – SHI and SHI Farms as of the Execution Date and as of the Closing Date, as follows:

(i) Good Standing and Qualification. Canbiola Sub is a Nevada limited liability company formed, validly existing, and in good standing under the laws of the State of Nevada and has the requisite limited liability company power and authority to own, lease, and operate its assets and properties and to carry on its business as it is now being conducted. Canbiola is a corporation formed, validly existing, and in good standing under the laws of the State of Florida and has the requisite corporate power and authority to own, lease, and operate its assets and properties and to carry on its business as it is now being conducted. Each of Canbiola Sub and Canbiola is qualified to transact business and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii) Authority. Each of Canbiola Sub and Canbiola has full power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by each of Canbiola Sub and Canbiola of its respective obligations hereunder, and the consummation of the transactions provided for herein have been duly and validly authorized by all necessary limited liability company action on the part of Canbiola Sub and corporate action on the part of Canbiola. This Agreement has been duly and validly executed and delivered by Canbiola Sub and Canbiola and, assuming due execution and delivery by each of the other Parties, is legal, valid, and binding with respect to Canbiola Sub and Canbiola and is enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, or similar Applicable Laws affecting creditors’ rights generally.

(iii) Absence of Restrictions and Conflicts, Consents. The execution, delivery, and performance by each of Canbiola Sub and Canbiola of this Agreement and the consummation of the transactions contemplated hereby will not (A) conflict with or result in a breach of any provisions of the organizational documents of Canbiola Sub or Canbiola; (B) result in a material default or the creation of any Encumbrance (except for Permitted Encumbrance) or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any material note, bond, mortgage, indenture, license, or other material Contract to which Canbiola Sub or Canbiola is a party or by which Canbiola Sub or Canbiola may be bound; or (C) violate any Applicable Law in any material respect applicable to Canbiola Sub or Canbiola.

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(iv) Litigation. There is no claim, litigation, action, suit, proceeding, investigation, or inquiry by any Person or before any Governmental Authority pending of which Canbiola Sub or Canbiola has received notice or service or, to the Knowledge of Canbiola Sub or Canbiola, threatened against Canbiola Sub or Canbiola, that would, individually or in the aggregate, have a Material Adverse Effect on the ability of Canbiola Sub or Canbiola to perform its respective obligations under this Agreement or the transactions contemplated hereby.

(v) Brokers, Finders, and Investment Bankers. Neither Canbiola Sub nor any officer, director, manager, employee, or Affiliate of Canbiola Sub, has employed any broker, finder, or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, or finders’ fees in connection with the transactions contemplated by this Agreement.

(vi) Compliance with Laws. Each of Canbiola Sub and Canbiola is in material compliance with all Applicable Laws relating to (i) such Party’s obligations under this Agreement and (ii) the business of such Party to the extent relating to the Business Scope.

(vii) Capitalization.

(A) The authorized capital of Canbiola consists solely of (i) 1,500,000,000 shares of Canbiola Common Stock, (ii) 5,000,000 shares of preferred stock of Canbiola, comprised 20 shares of Series A Preferred Stock, no par value per share, and (iii) 500,000 shares of Series B Preferred Stock, $.001 per share. As of the Execution Date, the only issued and outstanding equity interests of Canbiola were 610,319,302 shares of Canbiola Common Stock, 20 shares of Series A Preferred Stock, and 227,590 shares of Series B Preferred Stock. Canbiola has, and at the time of issuance will have, sufficient authorized shares of Canbiola Common Stock to enable it to issue the Canbiola Stock in accordance with Section 3(a)(ii). All of the issued and outstanding shares of Canbiola Common Stock are duly authorized and validly issued in accordance with the governing documents of Canbiola, are fully paid and non-assessable, and were not issued in violation of any preemptive or similar right.

(B) There are no outstanding preemptive or other similar rights with respect to the equity interests of Canbiola. Except as set forth of on Schedule 4(vii)(B), there are no appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights, or commitments or other rights or contracts of any kind or character relating to or entitling any Person to purchase or otherwise acquire any equity interests of Canbiola or requiring Canbiola to issue, transfer, convey, assign, redeem or otherwise acquire or sell any equity interests. There are no equity holder agreements, voting agreements, proxies, or other similar agreements or understandings with respect to the equity interests of Canbiola, and no equity interests of Canbiola are reserved for issuance.

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(viii) Valid Issuance. The shares of Canbiola Common Stock comprising the Canbiola Stock, when issued pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid, and non-assessable, will have the rights, preferences and privileges specified in Canbiola’s governing documents for Canbiola Common Stock, will not be issued in violation of any preemptive or similar rights, and will, in the hands of NY – SHI or its designee(s), be free of any and all Encumbrances, other than restrictions on transfer pursuant to applicable state and federal securities laws.

5. Covenants of the Parties.

(a) Further Assurances. Subject to the terms and conditions of this Agreement, each Party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law and otherwise to cause the conditions to Closing set forth in Section 7 to be satisfied, to consummate the transactions contemplated hereby, and to refrain from taking any action that would prevent or delay the consummation of the transactions contemplated hereby. Each of the Parties will execute and deliver such other documents, certificates, agreements, and other writings and take such other actions as may be reasonable and necessary or desirable in order to consummate or implement expeditiously the transactions contemplated hereby or as may otherwise be reasonably requested by any other Party, whether requested prior to or after the Closing Date.

(b) Public Announcements. The Parties shall promptly consult with each other before issuing any press release or making any public statement with respect to the execution of this Agreement or consummation of the transactions contemplated hereby and, except as may be required by Applicable Law or any national securities exchange on which the Canbiola Common Stock is then listed for trading, will not issue any such press release or make any such public statement without the consent of the other Parties hereto. Nothing in this Section 5(b) shall restrict disclosures by any Party that are required by Applicable Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates, provided that such disclosures shall be made only to the extent required thereunder.

(c) Confidentiality.

(i) Each of the Parties acknowledges and agrees that it has received or will receive as a result of this Agreement certain information and data concerning the business and affairs of the other Parties that is proprietary in nature or confidential, including, without limitation, confidential or proprietary methods, records, data, trade secrets, pricing policies, know-how and show-how, methods or practices of soliciting or doing business, or other confidential or proprietary information relating to the business or affairs of the other Parties (collectively, “Confidential Information”). Each Party hereby covenants and agrees that, except as may otherwise be agreed between the owner of Confidential Information and the Party desiring to disclose or use such Confidential Information, it will not reveal, divulge, or make known to any Person other than a Party’s authorized representatives who are bound by a covenant of confidentiality similar to or greater in scope than this Section 5(c) (“Authorized Representatives”), or use for its own account, any Confidential Information of any other Party, except (A) to the extent required by Applicable Law or (B) as necessary for a Party to enforce its rights hereunder.

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(ii) Notwithstanding anything contained in this Agreement to the contrary, “Confidential Information” does not include, and the covenant of confidentiality and limitation on use set forth in Section 5(c)(i) shall not apply to, any information that:

(A) is independently developed by the receiving Party without reference to any Confidential Information of the other Party;

(B) is already in the public domain at the time of disclosure by the owner of the information or thereafter becomes publicly known other than as the result of a breach by a receiving Party of its obligations under this Section 5(c) or any other confidentiality obligation under another binding agreement between the receiving Party and the owner of the information; or

(C) is received from a third party without any obligation to maintain the confidentiality thereof.

(d) Books and Records. The Joint Venture shall keep adequate books and records at its primary place of business, setting forth a true and accurate account of all business transactions arising out of or with respect to the business of the Joint Venture. For a period of five (5) years after the termination of the Joint Venture, each Party agrees to make available to the other Parties, the Affiliates of the other Parties, and their respective agents and representatives any and all books, records, information, and documents in the possession of such Party relating to the Joint Venture, to the extent that such access may reasonably be required by a Party in connection with the transactions contemplated hereby or other matters relating to or affected by the operation of Joint Venture. Such access shall be afforded by the Party in possession of such books and records upon receipt of reasonable advance notice and during normal business hours; provided, however, that: (i) any such access shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of any Party or its Affiliates and (ii) no Party shall be required to take any action that would constitute a waiver of the attorney-client privilege or would threaten disclosure of such Party’s Confidential Information. The Party exercising this right of access shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 5(d). If the Party in possession of such books and records wishes to dispose of any such books and records upon or prior to the expiration of such period, such Party, prior to such disposition, shall give the other Parties reasonable prior notice and, at such other Parties’ expense, the opportunity to segregate and remove such books and records.

(e) Expenses. Except as otherwise specifically provided herein, all fees, costs, and expenses incurred by the Parties in negotiating this Agreement shall be borne by the Party incurring the same, including all legal fees, costs, and expenses.

(f) Company Employees. NY – Shi and Canbiola Sub are committed to the Joint Venture having employees or contractors as soon as practicable and will cooperate in good faith to engage employees or contractors as soon as practicable following the Closing Date.

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(g) Preserve Accuracy of Representations and Warranties. From the Execution Date until the Closing Date, each of the Parties shall use commercially reasonable efforts to refrain from taking any action that would render any representation or warranty of such Party contained in Section 4 of this Agreement to be untrue or inaccurate in any material respect as of the Closing Date. From the Execution Date to the Closing Date, each Party will promptly notify the other Parties in writing if such Party becomes aware of any fact or condition that causes or constitutes a breach of any representation or warranty of such Party, or if such Party becomes aware of the occurrence after the date of this Agreement, through and including the Closing Date, of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of the occurrence or discovery of such fact or condition. During the same period, each Party shall promptly notify the other Parties in writing of the occurrence of any breach of any covenant of such Party in this Section 5 or the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

(h) Operations Prior to the Closing Date. During the period between the Execution Date and the Closing Date, each Party shall continue to operate its business relating to the Business Scope in the ordinary course of business as conducted on the Execution Date, including, without limitation, using commercially reasonable efforts consistent with past practice to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors, and others having business relations with such Party’s business relating to the Business Scope.

(i) Non-Solicitation. During the period beginning on the Execution Date and ending on the Closing Date, each Party covenants and agrees that it will not, either directly or indirectly, whether for itself or on behalf of another Person, and that it shall cause each of its respective officers, directors, managers, employees, and Affiliates (each, a “Restricted Person”) not to, solicit for employment or otherwise induce, influence, or encourage the termination of employment with any other Party or any of its Affiliates, or employ or engage as an independent contractor, any current or former employee of any other Party or any of its Affiliates with whom the Restricted Person had contact or who became known to the Restricted Person as a result of the transactions contemplated hereby (each, a “Covered Employee”), except (A) pursuant to a general solicitation through the media or by a search firm, in either case, that is not directed specifically to any employees of any of the other Parties or (B) if any other Party terminated the employment of such Covered Employee prior to the Restricted Person having solicited or otherwise contacted such Covered Employee or discussed the employment or other engagement of the Covered Employee.

(j) Non-Circumvention.

(i) During the period beginning on the Execution Date and ending on the Closing Date, NY – SHI covenants and agrees not to, and shall cause the Restricted Persons, directly or indirectly, not to, communicate with or solicit business from any suppliers, clients, consultants, or intermediaries of Canbiola Sub, Canbiola, or any of their Affiliates that became known to the Restricted Person directly or indirectly pursuant to any discussions or communications relating to the evaluation or negotiation of the transactions contemplated by this Agreement.

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(ii) During the period beginning on the Execution Date and ending on the Closing Date, Canbiola Sub and Canbiola each covenants and agrees not to, and shall cause the Restricted Persons, directly or indirectly, not to, communicate with or solicit business from any suppliers, clients, consultants, or intermediaries of NY – SHI, SHI Farms, or any of their Affiliates that became known to the Restricted Person directly or indirectly pursuant to any discussions or communications relating to the evaluation or negotiation of the transactions contemplated by this Agreement.

(k) Other Businesses. The Parties to this Agreement and their respective Affiliates may have interests in non-competing businesses other than the Joint Venture. In furtherance of the foregoing, the Parties and their Affiliates shall have the right to develop, manufacture, create, market, or sell any of their products in a wholesale or retail environment, and the Joint Venture shall not have the right to any income or proceeds from the other businesses of the Parties or their Affiliates and, even if such business is in competition with the Joint Venture’s business, such business interest shall not be deemed wrongful or improper.

6. Closing; Deliverables.

(a) Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur on the fifth (5th) Business Day following the date on which the last of the conditions set forth in Section 7 hereof has been satisfied or waived (other than those conditions that by their nature are to be satisfied upon the execution and delivery of this Agreement or at the Closing, but subject to the satisfaction or waiver of such conditions), or such other time and date as the Parties may agree (the “Closing Date”). The Closing shall take place electronically or at such place as may be agreed upon by the Parties hereto. The Closing shall be deemed effective at 12:01 a.m. Eastern Time on the Closing Date.

(b) Deliveries by NY – SHI and SHI Farms. At or prior to the Closing Date, NY – SHI and SHI Farms shall each deliver to Canbiola Sub each of the following: (i) a certificate of an officer of NY – SHI and a certificate of an officer of SHI Farms, dated the Closing Date, in form and substance reasonably satisfactory to Canbiola Sub and Canbiola, delivered in accordance with Section 7(c)(iv), and (ii) all other documents, certificates, instruments, or writings reasonably requested by Canbiola Sub and Canbiola in connection with this Agreement and the transactions contemplated hereby.

(c) Deliveries by Canbiola Sub and Canbiola. At or prior to the Closing Date, Canbiola Sub and Canbiola shall deliver to NY – SHI and SHI Farms each of the following: (i) a certificate of an officer of Canbiola Sub and a certificate of an officer of Canbiola, dated the Closing Date, in form and substance reasonably satisfactory to NY – SHI and SHI Farms, delivered in accordance with Section 7(b)(iv), and (ii) all other documents, certificates, instruments, or writings reasonably requested by NY – SHI and SHI Farms in connection herewith.

(d) Deliveries by Canbiola. Within thirty (30) days of the Closing Date, Canbiola shall deliver, or cause to be delivered to NY – SHI in the name of NY – SHI, the Canbiola Stock (i) in certificated form or (ii) in restricted book entry form by notation on the books and records of Canbiola’s transfer agent, which Canbiola Stock shall be free and clear of all Encumbrances, other than restrictions on transfer pursuant to applicable state and federal securities laws.

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7. Conditions Precedent to Closing Obligations.

(a) Conditions to Each Party’s Obligations. The respective obligations of each Party to effect the transactions contemplated by this Agreement will be subject to the fulfillment or waiver at or prior to the Closing of each of the following conditions:

(i) No Legal Proceedings; Governmental Prohibitions. No material suit, action, litigation, or other proceeding instituted by any Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement, and no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment, or other order shall have been enacted, entered, promulgated, enforced, or issued by any Governmental Authority preventing the consummation of the transactions contemplated by this Agreement.

(ii) Governmental Consents; Third-Party Consents. All consents, approvals, orders, or authorizations of, or registrations, declarations, or filings with, any Governmental Authority or any Third Party required in connection with the execution, delivery, or performance of this Agreement will have been obtained or made, except where the failure to have obtained or made any such consent, approval, order, authorization, declaration, or filing would not have a Material Adverse Effect on the Joint Venture or the Parties after the Closing.

(b) Conditions to Obligations of NY – SHI and SHI Farms. The obligations of NY – SHI and SHI Farms to consummate the transactions contemplated by this Agreement will be subject to the fulfillment or waiver at or prior to the Closing Date of each of the following additional conditions:

(i) Representations and Warranties. All of the representations and warranties of Canbiola Sub and Canbiola in this Agreement shall have been true and correct in all material respects as of the Execution Date and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date.

(ii) Performance of Obligations of Canbiola Sub and Canbiola. Canbiola Sub and Canbiola shall have performed or complied in all material respects with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Canbiola Sub or Canbiola is required prior to or at the Closing Date.

(iii) No Material Adverse Change. Between the Execution Date and the Closing Date, there shall not have occurred any Material Adverse Effect relating to Canbiola Sub or Canbiola.

(iv) Certificate. An officer of Canbiola Sub and Canbiola shall have each executed and delivered to NY – SHI and SHI Farms a certificate as to compliance with the conditions set forth in Section 7(b)(i), Section 7(b)(ii), and Section 7(b)(iii).

(v) Canbiola Sub and Canbiola Closing Deliveries. Canbiola Sub and Canbiola shall have made all other deliveries required by Section 6(c).

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(vi) Payment of Canbiola Cash. Canbiola Sub shall have delivered the Canbiola Cash to NY – SHI upon execution and delivery of this Agreement.

(c) Conditions to Obligations of Canbiola Sub and Canbiola. The obligations of Canbiola Sub and Canbiola to consummate the transactions contemplated by this Agreement will be subject to the fulfillment or waiver at or prior to the Closing Date of each of the following additional conditions:

(i) Representations and Warranties. All of the representations and warranties of NY – SHI and SHI Farms in this Agreement shall have been true and correct in all material respects as of the Execution Date and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date.

(ii) Performance of Obligations of NY – SHI and SHI Farms. NY – SHI and SHI Farms shall have performed or complied in all material respects with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by NY – SHI or SHI Forms is required prior to or at the Closing Date.

(iii) No Material Adverse Change. Between the Execution Date and the Closing Date, there shall not have occurred any Material Adverse Effect relating to NY – SHI.

(iv) Certificate. An officer of NY – SHI and SHI Farms shall have each executed and delivered to Canbiola Sub and Canbiola a certificate as to compliance with the conditions set forth in Section 7(c)(i), Section 7(c)(ii), and Section 7(c)(iii).

(v) NY – SHI and SHI Farms Closing Deliveries. NY – SHI and SHI Farms shall have made all other deliveries required by Section 6(b).

(vi) Cultivating License. Canbiola Sub shall have verified, to its reasonable satisfaction, that the Cultivating License can be amended to include the NY Hemp Depot Facility.

8. Survival of Representations and Warranties; Indemnification.

(a) Survival of Representations and Warranties. Notwithstanding any investigation made by a Party or its Authorized Representatives with respect to the representations or warranties of the other Parties, all representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of twenty-four (24) months from and after the Closing Date. No claim for indemnification with respect to a breach of or inaccuracy in any representation or warranty contained in this Agreement may be asserted after the expiration of the aforementioned twenty-four month period. Representations, warranties, covenants, and agreements shall be of no further force or effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant, or agreement prior to its expiration date.

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(b) Indemnification Claims.

(i) Indemnification by NY – SHI. Effective as of the Closing Date, subject to the limitations set forth in Section 8(a) and Section 8(c), NY – SHI shall be responsible for, shall pay on a current basis, and hereby agree to defend, indemnify, hold harmless, and forever release Canbiola Sub, Canbiola, the Affiliates of Canbiola and Canbiola Sub, and each of their respective equity holders, directors, officers, managers, employees, attorneys, consultants, agents, and representatives (collectively, the “Canbiola Indemnified Parties”) from and against any and all Liabilities, whether or not incurred in the investigation or defense of any of the same or in asserting, preserving, or enforcing any of their respective rights hereunder, arising from, based upon, related to, or associated with: (A) any misrepresentation or breach of any representation or warranty made by NY – SHI in this Agreement, provided a claim for such breach is made in writing before the expiration of the period set forth in Section 8(a); (B) the breach or non-performance of any covenant or obligation required by this Agreement to be observed or performed by NY – SHI; or (C) any Excluded Liabilities of NY – SHI.

(ii) Indemnification by SHI Farms. Effective as of the Closing Date, subject to the limitations set forth in Section 8(a) and Section 8(c), SHI Farms shall be responsible for, shall pay on a current basis, and hereby agree to defend, indemnify, hold harmless, and forever release the Canbiola Indemnified Parties from and against any and all Liabilities, whether or not incurred in the investigation or defense of any of the same or in asserting, preserving, or enforcing any of their respective rights hereunder, arising from, based upon, related to, or associated with: (A) any misrepresentation or breach of any representation or warranty made by SHI Farms in this Agreement, provided a claim for such breach is made in writing before the expiration of the period set forth in Section 8(a); (B) the breach or non-performance of any covenant or obligation required by this Agreement to be observed or performed by SHI Farms; or (C) any Excluded Liabilities of SHI Farms.

(iii) Indemnification by Canbiola Sub and Canbiola. Effective as of the Closing, subject to the limitations set forth in Section 8(a) and Section 8(c), Canbiola Sub and Canbiola shall be jointly and severally responsible for, shall pay on a current basis, and hereby agree to defend, indemnify, hold harmless, and forever release each of NY – SHI, SHI Farms,, the Affiliates of NY – SHI, the Affiliates of SHI Farms, and each of their respective equity holders, directors, officers, managers, employees, attorneys, consultants, agents, and representatives (collectively, the “SHI Indemnified Parties”) from and against any and all Liabilities, whether or not incurred in the investigation or defense of any of the same or in asserting, preserving, or enforcing any of their respective rights hereunder, arising from, based upon, related to, or associated with: (A) any misrepresentation or breach of any representation or warranty made by Canbiola Sub or Canbiola in this Agreement, provided a claim for such breach is made in writing before the expiration of the period set forth in Section 8(a); (B) the breach or non-performance of any covenant or obligation required by this Agreement to be observed or performed by Canbiola Sub or Canbiola; or (C) any Excluded Liabilities of Canbiola Sub or Canbiola.

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(c) Limitations on Indemnification. Rights to indemnification under this Section 8 are subject to the following limitations:

(i) Notwithstanding anything contained in this Agreement to the contrary, no Indemnifying Party shall have any liability pursuant to Section 8(b)(i)(A), Section 8(b)(ii)(A), or Section 8(b)(iii)(A), as the case may be, (A) for any individual Liability unless the amount of such Liability exceeds $5,000.00 (the “Individual Indemnity Threshold”) and (B) until and unless the aggregate amount of all Liabilities (each of which Liability having exceeded the Individual Indemnity Threshold) exceeds $25,000.00 (the “Indemnity Deductible”), and then only to the extent such Liabilities exceed the Indemnity Deductible.

(ii) Except for Liabilities paid in connection with a Third-Party Claim (as hereinafter defined), none of the Indemnified Parties shall be entitled to recover from the Parties or their respective Affiliates, any special, indirect, consequential, punitive, exemplary, remote, or speculative damages (including damages for lost profits of any kind) arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Person suffers such damages to a Third Party, which damages to a Third Party (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, NY – SHI and SHI Farms, on behalf of each of the SHI Indemnified Parties, and Canbiola Sub and Canbiola, on behalf of each of the Canbiola Indemnified Parties, waives any right to recover any special, indirect, consequential, punitive, exemplary, remote, or speculative damages (including damages for lost profits of any kind) arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

(d) Procedures.

(i) Notice. To make a claim for indemnification under this Agreement, an Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing of its claim under this Section 8, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third-Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third-Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third-Party Claim; provided that the failure of any Indemnified Party to give notice of a Third-Party Claim as provided in this Section 8.3(d) shall not relieve the Indemnifying Party of its obligations under this Section 8, except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third-Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third-Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or a breach of a representation, warranty, covenant, or agreement, the Claim Notice shall specify the representation, warranty, covenant, or agreement that was inaccurate or breached.

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(ii) Defense and Settlement of Claims.

(A) In the case of a claim for indemnification based upon a Third-Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its obligation to defend and indemnify the Indemnified Party against such Third-Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30)-day period, at the expense of the Indemnifying Party, to file any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(B) If the Indemnifying Party admits its obligation to defend and indemnify the Indemnified Party against a Third-Party Claim, it shall have the right and obligation diligently to defend and indemnify, at its sole cost and expense, the Indemnified Party against such Third-Party Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third-Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 8(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party (which shall not be unreasonably withheld, denied, conditioned, or delayed), (i) settle any Third-Party Claim or consent to the entry of any judgment with respect thereto that does not include an unconditional written release of the Indemnified Party from all Liability in respect of such Third-Party Claim or (ii) settle any Third-Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(C) If the Indemnifying Party does not admit its obligation or admits its obligation to defend and indemnify the Indemnified Party against a Third-Party Claim, but fails diligently to prosecute, indemnify against, or settle such Third-Party Claim, then the Indemnified Party shall have the right to defend against the Third-Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its obligation and assume the defense of the Third-Party Claim at any time prior to settlement or final determination thereof. If settlement has been offered and the Indemnifying Party has not yet admitted its obligation to defend and indemnify the Indemnified Party against a Third-Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation to indemnify the Indemnified Party from and against the liability and consent to such settlement, (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement, or (iii) deny liability. Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under subsection (iii), above.

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(iii) Non-Third-Party Claims. In the case of a claim for indemnification not based upon a Third-Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (A) cure the Liabilities complained of, (B) admit its liability for such Liabilities, or (C) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30)-day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the Indemnifying Party shall be deemed to have disputed the claim for such Liabilities.

9. Termination Prior to Closing.

(a) Termination Prior to Closing. This Agreement may, by written notice given prior to or at the Closing, be terminated:

(i) by NY – SHI or SHI Farms, at such Party’s option, if any of the conditions in Section 7(a) or Section 7(b) have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of NY – SHI or SHI Farms to comply with its obligations under this Agreement), and NY – SHI or SHI Farms has not waived such condition on or before the Closing Date;

(ii) by Canbiola Sub or Canbiola, at such Party’s option, if any of the conditions in Section 7(a) or Section 7(c) have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Canbiola Sub or Canbiola to comply with its obligations under this Agreement), and Canbiola Sub or Canbiola, as applicable, has not waived such condition on or before the Closing Date;

(iii) by mutual consent of the Parties on or prior to the Closing Date; or

(iv) by any Party if the Closing has not occurred on or before July 15, 2019 (or such later date as agreed to in writing by the Parties);

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (a)(i), (a)(ii), or (a)(iv), above, if such Party or its Affiliates are at such time in material breach of any provision of this Agreement.

(b) Effect of Termination Prior to Closing. Each Party’s right of termination under Section 9(a) is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9(a), all further obligations of the Parties under this Agreement will terminate, except that the obligations in Section 5(c), Section 5(e), Section 12(d), and Section 12(h) will survive; provided, however, that if this Agreement is terminated by a Party because of the breach of the Agreement by the other Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination.

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10. Term and Termination of this Agreement.

(a) Term. This Agreement shall commence on the Execution Date and, unless terminated earlier, shall remain in force until the Joint Venture is dissolved in accordance with Section 11 and Applicable Law.

(b) Termination for Cause.

(i) Any Party may terminate this Agreement if another Party materially breaches this Agreement and (if such breach is curable) fails to cure such breach within sixty (60) days of being notified in writing to do so; provided, however, such sixty (60) day period shall be extended if the breaching Party has begun good faith efforts to remedy such breach within the initial sixty (60)-day period and provides a written explanation to the non-breaching Parties of the reasons for the breach, actions it is taking to remedy the breach, and the anticipated time it will take to remedy the breach.

(ii) Any Party may terminate this Agreement if another Party (A) becomes insolvent or admits its inability to pay its debts generally as they become due; (B) becomes subject, voluntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law; (C) becomes subject, involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law that is not dismissed within sixty (60) Business Days after filing; (D) is dissolved or liquidated or takes any corporate action for such purpose; (E) makes a general assignment for the benefit of creditors; or (F) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

(iii) Any Party may terminate this Agreement if there is a Change of Control of another Party.

(iv) In the event of a termination of this Agreement pursuant to this Section 10(b), the terminating, non-breaching Party shall provide written notice of its termination of this Agreement to the breaching Party and the other Parties and such termination shall be effective as of the effective date of the notice in accordance with the terms of Section 12(a), provided, however, that the non-breaching Parties may elect to continue the transactions contemplated by this Agreement, at such Party’s sole cost and expense, by notifying the breaching Party of this election. Such notice shall be deemed a “Transition Notice.”

(c) Transition. A Party providing a Transition Notice (the “Continuing Party”) is solely responsible for its costs and expenses for the development of the Depot Model incurred on or after the effective date of the Transition Notice. The non-continuing Party shall use commercially reasonable efforts to promptly transfer all of its responsibilities (to the extent applicable) to the Continuing Party, provided, that, except as otherwise provided in this Agreement, the non-continuing Party shall not have any obligation to incur any expenses in connection with this Agreement on or after the end of the Transition Period, except for its internal costs in transferring its responsibilities to the Continuing Party. Except as otherwise agreed to in writing by the Parties, the non-continuing Party shall complete the transition of its responsibilities as soon as practicable and, in any event, no later than ninety (90) days after the effective date of the Transition Notice (the “Transition Period”).

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(d) Effect of Termination. The termination of this Agreement shall not relieve the Parties of any obligations accruing prior to the effective date of such termination. Any termination of this Agreement shall not preclude any Party from pursuing all rights and remedies it may have hereunder in accordance with Applicable Law or in equity with respect to any breach of this Agreement nor prejudice any Party’s right to obtain performance of any obligation.

11. Termination of the Joint Venture.

(a) Events of Termination. The Joint Venture shall be terminated and its affairs wound up only upon the occurrence of any of the following events:

(i) The determination of NY – SHI and Canbiola Sub to terminate the Joint Venture;

(ii) NY – SHI or Canbiola Sub (A) becomes insolvent or admits its inability to pay its debts generally as they become due; (B) becomes subject, voluntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law; (C) becomes subject, involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law that is not dismissed within sixty (60) Business Days after filing; (D) is dissolved or liquidated or takes any corporate action for such purpose; (E) makes a general assignment for the benefit of creditors; or (F) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business, unless within ten (10) Business days after the occurrence of such event, the other Party agrees in writing to continue the business of the Joint Venture;

(iii) At the election of a non-defaulting Party, in its sole discretion, if the other Party breaches any material covenant, duty, or obligation under this Agreement, which breach remains uncured for sixty (60) days after written notice of such breach was received by the defaulting Party; provided, however, such sixty (60)-day period shall be extended if the breaching Party has begun good faith efforts to remedy such breach within the initial sixty (60)-day period and provides a written explanation to the non-breaching Parties of the reasons for the breach, actions it is taking to remedy the breach, and the anticipated time it will take to remedy the breach; or

(iv) The sale, exchange, involuntary conversion, or other disposition of all or substantially all of the assets of the Joint Venture.

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(b) Liquidator; Accounting.

(i) The Joint Venture shall not terminate until the winding up of the Joint Venture has been completed and the assets of the Joint Venture have been distributed as provided in Section 11(c).

(ii) NY – SHI and Canbiola Sub shall jointly appoint a liquidator to wind up the Joint Venture (the “Liquidator”). The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Joint Venture’s assets and to wind up and liquidate the affairs of the Joint Venture in an orderly and business-like manner.

(iii) The Liquidator shall cause a proper accounting to be made of the Joint Venture’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(c) Distribution of Proceeds. The assets of the Joint Venture shall be liquidated, and the proceeds of such liquidation shall be distributed in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

(i) first, to the payment of all of the Joint Venture’s debts and liabilities to its creditors (including the Parties, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Joint Venture);

(ii) second, to the establishment of and additions to reserves that are determined to be reasonably necessary for any contingent unforeseen liabilities or obligations of the Joint Venture; and

(iii) third, to NY – SHI and Canbiola Sub in accordance with their respective distribution percentages set forth in Section 3(b).

12. Miscellaneous.

(a) Notices. All notices, requests, and other communications to any Party shall be in writing (including electronic mail or similar writing) and shall be given to all Parties at the notice addresses set forth below:

To NY – SHI:	NY – SHI, LLC
1345 Avenue of the Americas
New York, NY 10105
Attention: Thomas A. Gallo, President
E-Mail: tgallo@notis.global

To SHI Farms:	EWSD I LLC dba SHI Farms
7887 East Belleview Ave., Suite 1100
Denver, Colorado 80111
Attention: Thomas A. Gallo, Executive Director
E-Mail: tgallo@notis.global

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With, for each of
NY – SHI and SHI Farms,
a copy to:	Baker & Hostetler LLP
(which shall not	600 Anton Blvd., Suite 900
constitute notice)	Costa Mesa, California 92626-7221
Attention: Randolf W. Katz
E-Mail: rwkatz@bakerlaw.com

To Canbiola Sub:	[Canbiola Subsidiary]
960 South Broadway, Suite 120
Hicksville, New York 11801
Attention: Marco Alfonsi, Chief Executive Officer and Stanley Teeple, Chief Financial Officer
E-Mail: marco@canbiola.com and stan@canbiola.com

To Canbiola:	Canbiola, Inc.
960 South Broadway, Suite 120
Hicksville, New York 11801
Attention: Marco Alfonsi, Chief Executive Officer and Stanley Teeple, Chief Financial Officer
E-Mail: marco@canbiola.com and stan@canbiola.com

With, for each of
Canbiola Sub and
Canbiola, a copy to:	Austin Legal Group, APC
(which shall not	3990 Old Town Ave., A-101
constitute notice)	San Diego, California 92110
Attention: Arden Anderson
E-Mail: arden@austinlegalgroup.com

or to such other address or e-mail address and with such other copies, as such Party may hereafter specify by notice to the other Parties. Each such notice, request, or other communication shall be effective upon receipt, provided, if the day of receipt is not a Business Day, then it shall be deemed to have been received on the next succeeding Business Day.

(b) Amendments. This Agreement may be amended, restated, supplemented, or otherwise modified only by an instrument in writing executed and delivered by all Parties and expressly identified as an amendment, restatement, supplement, or modification.

(c) Waiver. Any of the terms, covenants, representations, warranties, or conditions hereof may be waived only by a written instrument executed and delivered by or on behalf of the Party waiving compliance. No course of dealing on the part of any Party or its officers, directors, managers, employees, agents, or representatives, and no failure by any Party to exercise any of its rights under this Agreement, shall, in any such case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

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(d) Governing Law; Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of New York (without regard to the choice of law provisions thereof). The Parties agree that any action arising under or otherwise related to this Agreement will be brought only in the courts of the State of New York sitting in New York County, New York, unless such courts lack jurisdiction, in which case, the action will be brought in the United States District Court for Southern District of New York. Each of the Parties hereto consents to venue of any dispute in New York County, New York, and further agrees that a non-appealable final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(e) Successors and Assigns. No Party shall assign this Agreement or any of its rights in and to this Agreement without the prior written approval of the other Party. Subject to the preceding sentence, the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

(f) No Third-Party Beneficiaries. The Parties and this Agreement do not confer any rights or remedies upon any Person other than the Parties to this Agreement and their respective successors and permitted assigns. Notwithstanding anything herein to the contrary, MHL is not a party to this Agreement and does not have any rights, remedies, or obligations hereunder.

(g) Illegality and Severability. If application of any one or more of the provisions of this Agreement shall be unlawful under Applicable Law, then the Parties will attempt in good faith to make such alternative arrangements as may be legally permissible and that carry out as nearly as practicable the terms of this Agreement. Should any portion of this Agreement be deemed unenforceable by a court of competent jurisdiction, the remaining portions hereof shall remain unaffected and be interpreted as if such unenforceable portion had been initially deleted.

(h) Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures to such counterparts and to this Agreement were upon the same instrument.

(i) Entire Agreement. This Agreement (and any other agreements contemplated hereby or thereby) constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, understandings, and negotiations, both written and oral, among the Parties with respect to the subject matter hereof. No representation, inducement, promise, understanding, condition, or warranty not set forth in this Agreement has been made or relied upon by any Party. This Agreement is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder. The Exhibits to this Agreement are and shall be deemed to be a part of this Agreement.

(j) Advice of Counsel. The Parties have each consulted counsel of their choice regarding this Agreement and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and shall be construed accordingly.

(k) Captions. The captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the Parties to this Agreement have caused this Agreement to be duly executed by their respective authorized representatives on the day and year first above written.

ny – SHI, LLC

By:
Name:	Thomas A. Gallo
Title:	President

EWSD I LLC dba SHI FARMS

By:
Name:	Thomas A. Gallo
Title:	Executive Director

IN WITNESS WHEREOF, the Parties to this Agreement have caused this Agreement to be duly executed by their respective authorized representatives on the day and year first above written.

NY Hemp Depot LLC

By:
Name:	Marco Alfonsi
Title:	Manager

canbiola, inc.

By:
Name:	Marco Alfonsi
Title:	Chief Executive Officer

SIGNATURE PAGE TO

JOINT VENTURE AGREEMENT

SCHEDULE 4(vii)

Schedule of Rights and Interests

1.	Twenty (20) shares of Series A Preferred Stock, no par value per share, each convertible into 10,000,000 shares of common stock, with two to one voting rights and with fifteen (15) of such shares of Series A Preferred Stock voted by the Board of Directors.

2.	227,590 shares of Series Preferred B Preferred Stock, $.001 per share, convertible into 22,533,664 shares of common stock.

3.	6,000,000 options at $.001 per share for 4 years.

EXHIBIT A

PARTNER FARM AGREEMENT

EXHIBIT B

SUPPLY AGREEMENT

EXHIBIT C

FARMS DEPOT MODEL

EXHIBIT D

CANBIOLA BLEND ASSUMPTIONS